ADDENDUM TO AGREEMENT OF PRINCIPAL TERMS

This Agreement of Principal Terms is entered into this 11th day of April 2019, between Jatropha, Inc. ("Jatropha"), a Union corporation whose principal place of business is Quintana Roo, Mx and Cool Technologies, Inc.("CoolTech"), a Nevada corporation having a principal place of business at 8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637 (Jatropha and CoolTech are sometimes referred to individually as a "party" and jointly as "parties").

WHEREAS

(a) Jatropha wishes to reflect the progress that has been made in the development of the MG systems and to ensure the validity and timeliness of the terms and conditions originally set forth in the Agreement of Principal Terms ("Agreement") dated the 7th day of November 2017, by creating an Addendum to update said Agreement; and .

(b) The original agreement detailed the delivery and testing of a prototype vehicle, Jatropha hereby agrees that CoolTech moved beyond prototyping and successfully demonstrated the validity and capabilities of a pre-production MG80 system in Ft. Collins, Colorado and St. Louis, Missouri; and

(c) Jatropha agrees that the demonstration in March 2019 in St. Louis, Missouri successfully met the technical criteria established by CoolTech in cooperation with Jatropha; and

(d) CoolTech has created MG systems with higher outputs and added two options that address the needs of Jatropha's membership: desalination units to improve the quality of members' wells and HyroQubes to increase the fuel economy of their work trucks; and

(e) CoolTech has provided verifiable information regarding the efficacy and efficiency of the higher outputs and the two options.

NOW, THEREFORE, as per the terms and conditions set forth in the Agreement that have been met, the significant advances made to the MG Systems and the options added thereto since the Agreement was executed, the two parties agree to the following:

(a) Jatropha, in reliance on the costs set forth in the attached schedule, shall release into production:

(1) 50 MG80 Systems with mobile desalination units capable of producing 2500 gallons of fresh water per day

(2) 100 MG125 Systems

(3) 50 MG200 Systems

(4) 50 HydroQubes composed of 2 cells.

(b) CoolTech shall start production and fulfillment of the orders no later than the 3rd Quarter of 2019.

Signed on behalf of Jatropha:	Signed on behalf of CoolTech:
Pedro Ramos Tiburcio President	Timothy Hassett Chairman and Chief Executive Officer

SCHEDULE A

Preliminary Product Pricing
1-03-2019

Product	1-25	26-100	101-250	251-500	500 & up	
MG55	$49,150	$48,096	$46,450	$44,479	$42,605	
MG80	$59,000	$57,350	$55,216	$53,910	$51,465	
MG125*	$85,250	$83,000	$81,880	$79,884	$77,290	
MG200**	$121,000	$117,975	$113,256	$110,424	$103,500	
Hydro Cube	$19,050	$18,749	$18,305	$17,305	$16,250	
Water Maker(20GPH)	$8995	$7735	$7379	$7150	$7150	
Water Maker(30GPH)	$10050	$8773	$9650	$9550	$9550	
Truck F350	See Quotes					
Truck F450	See Quotes					
Skid Mount: TBD	***					

* 1st Quarter, 2019
** 3rd Quarter 2019
*** The company will work with perspective buyer to define specification to ensure end package needed such as:

- -Power needed
- -Operating conditions
- - Ambient temperature and altitude
- -Type of fuel

Trucks are a pass through cost. Cooltechnologies Inc. will work with the customer to ensure lowest possible cost is derived for the trucks.

These prices to not reflect import duty or VAT.